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Exhibit 10.41    SECOND ADDENDUM TO LEASE


                            SECOND ADDENDUM TO LEASE

     THIS AGREEMENT, made and entered into as of this 21st day of July 1997, by and between TECH CENTER PARTNERS, a California general partnership (hereinafter referred to as "Landlord"), and CALYPTE BIOMEDICAL CORPORATION, a Delaware corporation (hereinafter referred to as "Tenant"):

                                   WITNESSETH

     WHEREAS, on the 30th day of September 1992, COMMERCIAL CENTER BANK, a California corporation (hereinafter referred to as "Previous Landlord"), and Tenant entered into an Agreement to Lease and First Addendum to Lease covering those certain premises consisting of Twenty Thousand Three Hundred Eleven (20,311) rentable square feet in that certain building situated in the City of Alameda, County of Alameda, State of California and more commonly known as 1265 Harbor Bay Parkway, for a period of five (5) years; and

     WHEREAS, Previous Landlord has transferred all interest in said Agreement to Lease and First Addendum to Lease to Landlord; and

     WHEREAS, Landlord and Tenant now desire to amend the terms of said Agreement to Lease, and First Addendum to Lease in certain particulars hereinafter set forth;

     NOW THEREFORE, the parties agree as follows:

1)  Term:    The term of said Agreement to Lease and First Addendum to Lease
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shall be extended for a period of five (5) years, commencing on November 15,
1998 and terminating on November 14, 2003, (hereinafter referred to as "Extension Period"). Tenant has the right to cancel this Extension Period at any time between the date of execution of this agreement and August 1, 1997 (hereinafter referred to as "Notification Date") with the giving of a written notice to Landlord.

     The landlord agrees to give Tenant written notice via registered mail on July 25, 1997 that the August 1, 1997 Notification Date is imminent. This notice should be addressed to:

                    Mr. John DiPietro
                    Chief Financial Officer
                    Calypte Biomedical
                    1265 Harbor Bay Parkway
                    Alameda, CA   94502

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     Notwithstanding the above, if Tenant requests and the Landlord pays any portion of the Tenant Improvement Allowance under paragraph 5 of this Second Addendum to Lease, and then cancels this extension period, the Tenant will repay Landlord, within ten (10) days of cancellation of said extension period, for the Tenant Improvements paid for under paragraph 5 of this Second Addendum.

2)  Base Rent:    Base rent for the Extension Period shall be paid on the same
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terms and conditions as the Agreement to Lease and First Addendum to Lease and
in accordance with the following Base Rent Schedule:


     Dates           Monthly Rate  Per Square Foot Rate
     -----           ------------  --------------------
11/15/98-11/14/00    $28,435.40    $1.40
11/15/00-11/14/03    $30,466.50    $1.50

3)  Operating Expenses:    Effective November 14, 1998, Lessee's Operating
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Expense Base Year shall be 1998.  All Operating Expenses up to and including said November 14, 1998 date shall be paid based on Lessee's Base Year of 1994 as stipulated in the Agreement to Lease.

4)  Right to Expand:    In addition to those rights set forth in Item 1 of the
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First Addendum to Lease and during the terms that the Agreement to Lease, First
Addendum to Lease, and Second Addendum to Lease are in full force and effect and further provided that the Lessee is not in default, Lessee shall have the additional right to expand into the currently occupied commercial space located at 1275 and 1255 Harbor Bay Parkway, exclusive of the Premises currently occupied by Versar, (hereinafter referred to as the "Potential Expansion Space"), should the Potential Expansion Space become vacant and available, subject to the following conditions:

     A. Lessor shall notify Lessee in writing that the Potential Expansion Space will become or is currently vacant and available. Unless, within ten (10) days of said notice, Lessee notifies Lessor in writing of this intention to exercise its right to expand, Lessor thereafter shall be entitled to negotiate with any third party for lease of the Potential Expansion Space. Lessee's right to expand shall continue until such time as limited by paragraph "B" herein.

     B. Upon Lessor's receipt of a third party's request for proposal or upon the preparation of a proposal by the Lessor to a third party, Lessor shall notify Lessee, in writing, that negotiations are proceeding with a third party. Unless, within ten (10) days of said notice, Lessee then notifies Lessor in writing of its intention to exercise its right to expand, Lessee shall be deemed to have waived its right to expand and Lessor shall thereafter be entitled to lease the Potential Expansion Space to said third party.

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     C.   In the event that Lessee exercises its right to expand then Lessor and
Lessee shall enter into negotiations subject to the terms and conditions of Item 1 in the First Addendum to Lease. The resulting agreement shall incorporate the same terms and conditions and obligations contained in the Agreement to Lease, First Addendum to Lease and Second Addendum to Lease.

5)  Tenant Improvement Allowance-Premises:    So long as Lessee is not in
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default of the Agreement to Lease, First Addendum to Lease and Second Addendum
to Lease, Lessor and Lessee understand and agree that Lessor will give Lessee a Tenant Improvement Allowance of Fifty Thousand and 00/100 Dollars ($50,000.00). One half (1/2) of this Allowance shall be paid to Tenant upon Landlord's written approval of Tenant proposed space improvement plan and one half (1/2) of this Allowance shall be paid to Tenant upon substantial completion of tenant's proposed improvements.

6)  Estoppel:  Tenant agrees that (i)  Landlord has performed all of its
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obligations under the Lease to the date hereof, and (ii)  no event has occurred or is occurring which, with the passage of time or the giving of notice, or both, would constitute a default under the Lease.

7)  Ratification:    As amended hereby, the Lease is ratified and
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confirmed in all respects.

In witness whereof, the undersigned have executed this instrument as of the date hereinabove written.

LANDLORD:                                       TENANT:
EMPIRE VECWEST (TECH CENTER), INC.              CALYPTE BIOMEDICAL
TECH CENTER PARTNERS                            CORPORATION
a California general partnership                a Delaware corporation

By:  ___________________________________        By:  ____________________
          Don J. Brewster                            John DiPietro

Its:  Chief Financial Officer                   Its:  Chief Financial Officer

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